As filed with the Securities and Exchange Commission on July 29, 2011

Registration Statement No. 333-173238

United States

Securities and Exchange Commission

Washington, D.C. 20549

Amendment No. 4 to Form S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

American Capital Mortgage Investment Corp.

(Exact Name of Registrant as Specified in Its Governing Instruments)

American Capital Mortgage Investment Corp.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

(301) 968-9220

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Samuel A. Flax, Esq.

American Capital Mortgage Investment Corp.

2 Bethesda Metro Center, 14th Floor

Bethesda, Maryland 20814

(301) 968-9220

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	David C. Wright, Esq. Trevor K. Ross, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 (804) 788-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 4 to Form S-11 Registration Statement is solely to file exhibits to the Registration Statement as set forth below in Item 36(b) of Part II.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by American Capital Mortgage Investment Corp. (the “Registrant”). All amounts are estimates.

SEC registration fee	$100,000
FINRA filing fee	50,500
NASDAQ listing fee	150,000
Printing and engraving expenses	—
Transfer agent and registrar fees	2,500
Legal fees and expenses	475,000
Blue sky fees and expenses	—
Accounting fees and expenses	72,000
Miscellaneous	25,000

Total	$875,000

Item 32. Sales to Special Parties

On March 25, 2011, the Registrant issued 100 shares of common stock to American Capital, Ltd. in exchange for $1,000 in cash.

Item 33. Recent Sales of Unregistered Securities

On March 25, 2011, the Registrant issued 100 shares of common stock to American Capital, Ltd. in exchange for $1,000 in cash. Such issuance was exempt from the requirements of the Securities Act of 1933 (the “Securities Act”), pursuant to Section 4(2) thereof.

Concurrently with the completion of the offering of the Registrant’s common stock pursuant to this registration statement, the Registrant will issue a number of shares of common stock to American Capital, Ltd. in exchange for $25,000,000 in cash. The aggregate number of shares to be issued to American Capital, Ltd. and such officers will be determined by the “Public Offering Price” set forth on the cover of the prospectus forming a part of this registration statement. Based on the currently anticipated initial public offering price of $20.00 per share, this would result in the issuance of an aggregate of 1,250,000 shares of common stock to American Capital, Ltd. and such officers. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34. Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include a provision in its charter limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The registrant’s charter contains a provision that eliminates its directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The registrant’s charter authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the registrant and at the request of the registrant, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the ultimate entitlement to indemnification. The registrant’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served any predecessor of the registrant in any of the capacities described above and any employee or agent of the registrant or any predecessor of the registrant.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which the registrant’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. A Maryland corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds From Stock Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statement that is being filed as part of this Registration Statement.

(b) Exhibits. The following is a list of exhibits filed as part of this Registration Statement:

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

3.1†	Form of Articles of Amendment and Restatement of American Capital Mortgage Investment Corp.

3.2	Form of Amended and Restated Bylaws of American Capital Mortgage Investment Corp., as amended by Amendment No. 1.

Exhibit Number	Description
4.1†	Form of Certificate for Common Stock.

5.1†	Opinion of Venable LLP relating to the legality of the securities being registered.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

10.1†	Form of Management Agreement by and between American Capital Mortgage Investment Corp. and American Capital MTGE Management, LLC.

10.2†	Form of Stock Purchase Agreement by and between American Capital Mortgage Investment Corp. and American Capital, Ltd.

10.3†	Form of Registration Rights Agreement by and between American Capital Mortgage Investment Corp. and American Capital, Ltd.

10.4†	Form of License Agreement by and between American Capital Mortgage Investment Corp. and American Capital, Ltd.

10.5	Form of American Capital Mortgage Investment Corp. Equity Incentive Plan for Independent Directors.

10.6	Form of Restricted Stock Agreement for independent directors.

21.1†	Subsidiaries of American Capital Mortgage Investment Corp.

23.1†	Consent of Ernst & Young LLP.

23.2†	Consent of Venable LLP (contained in Exhibit 5.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1).

23.4†	Consent of Robert M. Couch to be named as director nominee.

23.5†	Consent of Randy E. Dobbs to be named as director nominee.

23.6†	Consent of Morris A. Davis to be named as director nominee.

23.7†	Consent of John Erickson to be named as director nominee.

23.8†	Consent of Larry K. Harvey to be named as director nominee.

23.9†	Consent of Alvin N. Puryear to be named as director nominee.

24.1†	Power of attorney.

24.2	Power of attorney.

†	Previously filed.

Item 37. Undertakings.

(a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing, as specified in the underwriting agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on July 29, 2011.

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.

By:	/s/ Samuel A. Flax
	Name:	Samuel A. Flax
	Title:	Executive Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Malon Wilkus	Chair and Chief Executive Officer (Principal Executive Officer)	July 29, 2011

* John R. Erickson	Director, Chief Financial Officer and Executive Vice President (Principal Accounting and Financial Officer)	July 29, 2011

* Robert M. Couch	Director	July 29, 2011

* Morris A. Davis	Director	July 29, 2011

* Randy E. Dobbs	Director	July 29, 2011

* Larry K. Harvey	Director	July 29, 2011

* Alvin N. Puryear	Director	July 29, 2011

* By:	/s/ Samuel A. Flax
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

3.1†	Form of Articles of Amendment and Restatement of American Capital Mortgage Investment Corp.

3.2	Form of Amended and Restated Bylaws of American Capital Mortgage Investment Corp., as amended by Amendment No. 1.

4.1†	Form of Certificate for Common Stock.

5.1†	Opinion of Venable LLP relating to the legality of the securities being registered.

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.

10.1†	Form of Management Agreement by and between American Capital Mortgage Investment Corp. and American Capital MTGE Management, LLC.

10.2†	Form of Stock Purchase Agreement by and between American Capital Mortgage Investment Corp. and American Capital, Ltd.

10.3†	Form of Registration Rights Agreement by and between American Capital Mortgage Investment Corp. and American Capital, Ltd.

10.4†	Form of License Agreement by and between American Capital Mortgage Investment Corp. and American Capital, Ltd.

10.5	Form of American Capital Mortgage Investment Corp. Equity Incentive Plan for Independent Directors.

10.6	Form of Restricted Stock Agreement for independent directors.

21.1†	Subsidiaries of American Capital Mortgage Investment Corp.

23.1†	Consent of Ernst & Young LLP.

23.2†	Consent of Venable LLP (contained in Exhibit 5.1).

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1).

23.4†	Consent of Robert M. Couch to be named as director nominee.

23.5†	Consent of Randy E. Dobbs to be named as director nominee.

23.6†	Consent of Morris A. Davis to be named as director nominee.

23.7†	Consent of John Erickson to be named as director nominee.

23.8†	Consent of Larry K. Harvey to be named as director nominee.

23.9†	Consent of Alvin N. Puryear to be named as director nominee.

24.1†	Power of attorney.

24.2	Power of attorney.

†	Previously filed.